ELIZABETH ARDEN, INC.
                               [Red Door Logo]


FOR IMMEDIATE RELEASE

            ELIZABETH ARDEN, INC. REPORTS SECOND QUARTER RESULTS

        ~ Net Sales Increase 13.6%; EPS Ahead of Consensus Estimates ~
             ~ Calls for Redemption $20 million of Senior Notes ~
-----------------------------------------------------------------------------
     New York, New York (September 4, 2003) - Elizabeth Arden, Inc. (NASDAQ:
RDEN), a global prestige fragrance and beauty products company, today reported double-digit sales growth for the second quarter of fiscal 2004 ended July 26, 2003. The Company also announced it has called for redemption $20 million of its 10 3/8% Senior Notes due 2007.

SECOND QUARTER RESULTS

     Net sales for the second quarter increased 13.6% to $144.4 million compared with net sales of $127.2 million for the second quarter of the prior
fiscal year and exceeded the Company's prior guidance for net sales.   Sales
growth was led by strength in the Company's mass business and international operations. Excluding the impact of foreign currency translation, net sales increased 9.0%.

     Selling, general and administrative expenses increased to $56.3 million compared with $47.8 million in the prior fiscal year period due to the Company's increase in selling costs, advertising and promotional expenditures, as well as the effects of foreign currency translation. Interest expense declined to $10.2 million in the second quarter from $10.7 million in the prior fiscal year period reflecting a reduction in the Company's long-term debt and the benefit of lower interest rates under its bank credit facility.

     The loss before income taxes was $14.2 million compared with a loss of $15.8 million for the second quarter of the prior fiscal year. Net loss attributable to common shareholders was $11.1 million, or a loss of $0.62 per share, which was unchanged from the prior fiscal year period, reflecting a lower effective tax rate this year as compared with the second quarter of the prior fiscal year. On a per share basis, the results exceeded the analysts' consensus estimate, which was a loss of $0.68 per share.

     The Company's long-term debt outstanding at the end of the second quarter declined by $18.2 million compared with the end of the second quarter of the last fiscal year. As of July 26, 2003, short-term borrowings under the Company's senior credit facility were $79.5 million compared with $74.0 million as of July 27, 2002.

     E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "The improvement in the second quarter reflects the continued strength of our mass and international businesses as well as the gradual recovery in travel retail. Additionally, we are encouraged by the performance of our new launches as we are realizing the benefits of the increased advertising and promotion we are putting behind our brand franchises."


"Looking forward, we have an exciting marketing calendar as well as a strong line-up of new products. Both ARDENBEAUTY, with a new television commercial featuring Catherine Zeta-Jones, and House of Taylor's FOREVER ELIZABETH, with its highly acclaimed television commercial, will be heavily promoted. Our recent skin and color launches, including COLOR INTRIGUE and CERAMIDE'S PLUMP PERFECT are performing better than expected, and we also are launching a new Elizabeth Arden fragrance, RED DOOR REVEALED, this fall. All this, combined with the strength of our mass and international businesses and the continued signs of a recovery in the U.S. retail environment, gives us confidence as we go into the second half of the year."

FIRST HALF RESULTS

     Net sales for the first six months of fiscal 2004 increased to $279.2 million compared with $267.5 million for the same period of the prior fiscal year. Selling, general and administrative expenses were $111.7 million compared with $101.7 million in the prior fiscal year period. Interest expense declined to $20.4 million for the first six months from $21.1 million for the first six months of the last fiscal year. Net loss attributable to common shareholders for the six-month period was $27.8 million as compared with a net loss of $21.9 million for the same period last fiscal year.

REDEMPTION OF SENIOR NOTES

     The Company called for redemption $20 million of its Series D 10 3/8% Senior Notes due 2007. The Senior Notes are currently callable at a redemption price of 103.458% of the principal amount, plus accrued interest. The redemption date will be October 24, 2003. The Company will fund the repurchase of its Senior Notes with proceeds from its revolving credit facility, thereby benefiting from the approximate 600 basis point spread between the cost of the Company's bank facility and its Senior Notes. The Company also intends to continue to retire its long-term debt as part of its initiative to deleverage its balance sheet. The Company expects to incur a charge of $0.3 million, or $0.01 per fully diluted share, related to the redemption of its Senior Notes in the third fiscal quarter of the current fiscal year.

OUTLOOK

     Based on the continued strength of the mass business, the success of the Company's promotional activities and new product launches as well as improving economic conditions, the Company confirms its previously provided guidance of annual net sales of $790 million to $805 million and diluted earnings per share of $0.93 to $0.98, assuming currency exchange rates remain at or near their present levels.

     With respect to the third quarter, the Company estimates net sales of approximately $315 million to $325 million and earnings per fully diluted share of $1.50 to $1.65. With respect to the fourth quarter, the Company estimates net sales of $195 million to $205 million and earnings per fully diluted share of $0.45 to $0.55. The guidance for the second half of the current fiscal year reflects a shift in promotional and innovation activities between the Company's third and fourth fiscal quarters as compared to prior years.


CONFERENCE CALL INFORMATION

     The Company will host a conference call today at 10:00 a.m. Eastern Time to discuss second quarter results as well as its outlook for the remainder of fiscal year 2004. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at www.elizabetharden.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until September 18, 2003.


Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion and Forever Elizabeth, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramides and Eight Hour Cream; and the Elizabeth Arden cosmetics line.

Company Contact:   Marcey Becker
                   Senior Vice President, Finance
                   (203) 462-5809

Investor Contact:  Cara O'Brien/Athan Dounis
                   Financial Dynamics
                   (212) 850-5600

Press Contact:     Stephanie Sampiere
                   Financial Dynamics
                   (212) 850-5600


In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our substantial indebtedness and debt service obligations; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence; our customers' financial condition; our ability to access capital for acquisitions; the assumptions underlying our critical accounting estimates; the retention and availability of key personnel; changes in the retail, fragrance and cosmetic industries; our ability to launch new products and implement our growth strategy; the impact of competitive products and pricing; changes in product mix to less profitable products; risks of international operations, including foreign currency fluctuations; economic and political consequences of terrorist attacks and political instability in certain regions of the world; diseases affecting customer purchasing patterns including the Severe Acute Respiratory Syndrome (SARS) epidemic, delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key manufacturing or fulfillment facilities that, after consolidations of manufacturing and fulfillment locations, manufacture or provide logistic services for the majority of our supply of certain products; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; legal and regulatory proceedings that affect, or will affect, our business; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.


                   (Financial Tables To Follow)

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF OPERATIONS DATA
                           (Unaudited)
      (In thousands, except percentages and per share data)
                              Three Months Ended        Six Months Ended
                              July 26,   July 27,      July 26,   July 27,
                                2003      2002           2003       2002
                              --------   --------      --------   --------
Net Sales                     $144,423   $127,186      $279,177   $267,470
Cost of Sales                   87,033     78,723       173,055    164,838
                               -------    -------       -------    -------
Gross Profit                    57,390     48,463       106,122    102,632
Gross Profit Percentage (a)       39.7%      38.1%         38.0%      38.4%

Selling, General and
 Administrative Expenses        56,287     47,767       111,746    101,660
Depreciation and Amortization    5,086      6,038        10,215     11,406
                               -------    -------       -------    -------
Total Operating Expenses        61,373     53,805       121,961    113,066

Interest Expense, Net          (10,242)   (10,651)      (20,376)   (21,055)
Other Income (Expense)              (2)       160            --        141

Loss Before Income Taxes       (14,227)   (15,833)      (36,215)   (31,348)
Benefit from Income Taxes       (4,080)    (5,699)      (10,393)   (11,285)
                               -------    -------       -------    -------
Net Loss                       (10,147)   (10,134)      (25,822)   (20,063)
Accretion and Dividend on
 Preferred Stock                   987        914         1,963      1,827
                               -------    -------       -------    -------
Net Loss Attributable to
 Common Shareholders          $(11,134)  $(11,048)     $(27,785)  $(21,890)
                               =======    =======       =======    =======

Basic Loss Per Share            $(0.62)    $(0.62)       $(1.55)    $(1.24)
Diluted Loss Per Share          $(0.62)    $(0.62)       $(1.55)    $(1.24)

Basic Shares                    17,916     17,719        17,898     17,716
Diluted Shares                  17,916     17,719        17,898     17,716

EBITDA (b)                      $1,101     $  856       $(5,624)    $1,113
EBITDA Percentage (a)              0.8%       0.7%         (2.0)%      0.4%

-----------------------------
(a) Based on the percentages of net sales for the periods.

(b) EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure
(particularly when acquisitions are involved), depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure and the accounting method used for our acquisitions, we believe EBITDA is a relevant measure.
This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net loss, as determined in accordance with generally accepted accounting principles, to EBITDA: (For a reconciliation of net loss to EBITDA for prior periods, see the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003 which can be found on the Company's website at www.elizabetharden.com).
(In thousands)

                              Three Months Ended        Six Months Ended
                              July 26,   July 27,      July 26,   July 27,
                                2003      2002           2003       2002
                              --------   --------      --------   --------
Net loss                      $(10,147)  $(10,134)     $(25,822)  $(20,063)
Plus (less):
  Benefit from income taxes     (4,080)    (5,699)      (10,393)   (11,285)
  Interest expense              10,242     10,651        20,376     21,055
  Depreciation and
   amortization                  5,086      6,038        10,215     11,406
                              --------   --------      --------   --------
EBITDA                        $  1,101   $    856      $ (5,624)  $  1,113
                              ========   ========      ========   ========

              ELIZABETH ARDEN, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
             (Unaudited except for January 31, 2003)
                          (In thousands)
                            -------------------- As of ---------------------
                            July 26, 2003   January 31, 2003   July 27, 2002
                            -------------   ----------------   -------------
Cash                           $ 14,285         $ 22,663          $ 15,750
Accounts Receivable, Net        123,337          118,844           110,300
Inventories                     268,389          200,876           245,027
Property and Equipment, Net      35,630           36,216            36,863
Exclusive Brand Licenses,
 Trademarks and
 Intangibles, Net               201,176          205,534           206,928
Total Assets                    695,045          627,620           681,216
Short-Term Debt                  79,500            2,068            74,000
Current Liabilities             254,583          150,833           243,229
Long-Term Liabilities           316,988          329,309           331,894
Total Debt                      392,119          322,397           400,030
Preferred Stock                  17,597           15,634            13,807
Shareholders' Equity            105,877          131,844            92,286
Working Capital                 186,198          216,461           174,059

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